December 11, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We are the former independent auditors for EconoShare, Inc. (the “Company”). We have read the Company’s current report on Form 8-K, dated December 11, 2007, and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ N. Blumenfrucht, CPA PC

N. BLUMENFRUCHT, CPA PC